Cohu Reports Second Quarter 2008 Operating Results

POWAY, Calif., July 24, 2008 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $51.8 million for the second quarter ended June 28, 2008 compared to $66.4 million for the second quarter ended June 30, 2007 and $58.4 million for the first quarter ended March 29, 2008. Net income for the second quarter of 2008 was $0.2 million, or $0.01 per share compared to $2.0 million or $0.09 per share for the second quarter of 2007 and $2.0 million or $0.08 per share in the first quarter of 2008.

Net sales for the first six months of 2008 were $110.2 million with net income of $2.1 million or $0.09 per share compared to net sales of $119.8 million with net income of $3.7 million or $0.16 per share for the first six months of 2007.

Semiconductor test handling equipment accounted for 78.9% of total second quarter 2008 sales, microwave communications equipment contributed 11.9% and closed circuit television cameras and related equipment were 9.2% of sales for the same period.

Consolidated orders for the second quarter of 2008 were $50.1 million compared to $54.6 million for the first quarter of 2008. Second quarter 2008 orders for semiconductor equipment decreased from $44.1 million in the first quarter of 2008 to $39.0 million in the second quarter of 2008. Backlog was $54.0 million at June 28, 2008 compared to $55.7 million at March 29, 2008. Cohu expects third quarter 2008 sales to be approximately $50 million.

James A. Donahue, President and Chief Executive Officer, stated “Second quarter sales exceeded our guidance while the decline in orders reflects continued weak conditions in the semiconductor equipment industry.  A bright spot in this challenging market was a multiple unit order for Delta Design’s Summit thermal handler by a large U.S. graphics IC manufacturer, further validating the significant benefits that our thermal technology provides in testing high-speed, high-power ICs such as GPUs and MPUs.”

Donahue concluded, “Though the current business environment is difficult, we are very optimistic about our products and technologies.  Last week, at the Semicon West Trade Show, Delta Design exhibited the MATRiX, our newest high-speed pick and place test handler.  The MATRiX is a major leap forward in handler technology and is the first such system to incorporate chamberless, conductive, active thermal control technology.  We received a follow-on order for MATRiX in the second quarter from a major U.S. based IDM.  At Semicon, Delta introduced the compact, ETC-3000 thermal control and characterization system, based on our new, T-core modular thermal technology.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on October 31, 2008 to shareholders of record on September 5, 2008. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s new products, expectations of business conditions, orders and revenues are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting their conference call on Thursday, July 24, 2008 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.
Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three months ended (1)		Six months ended (1)
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$51,833	$66,407	$110,242	$119,775
Cost and expenses:
Cost of sales	33,393	47,103	70,995	80,806
Research and development	10,441	9,441	20,442	19,723
Selling, general and administrative	8,968	8,732	17,959	17,547

	52,802	65,276	109,396	118,076

Income (loss) from operations	(969)	1,131	846	1,699
Interest and other, net (2)	1,443	2,118	2,891	4,180

Income from continuing operations before income taxes	474	3,249	3,737	5,879
Income tax provision	300	1,209	1,611	2,123

Income from continuing operations	174	2,040	2,126	3,756

Discontinued operations (3):
Loss from discontinued operations before income taxes	—	(27)	—	(66)
Income tax benefit	—	(9)	—	(23)

Loss from discontinued operations	—	(18)	—	(43)

Net income	$174	$2,022	$2,126	$3,713

Income (loss) per share:
Basic:
Income from continuing operations	$0.01	$0.09	$0.09	$0.16
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Net income	$0.01	$0.09	$0.09	$0.16

Diluted:
Income from continuing operations	$0.01	$0.09	$0.09	$0.16
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Net income	$0.01	$0.09	$0.09	$0.16

Weighted average shares used in computing income (loss) per share:
Basic	23,140	22,827	23,097	22,772
Diluted	23,429	23,302	23,332	23,206

(1)	The three- and six-month periods ended June 28, 2008 and June 30, 2007 each contain 13 weeks and 26 weeks, respectively. Total share-based compensation recorded in the three-month period ended June 28, 2008 under SFAS 123R was approximately $1,069,000 and is included in cost of sales ($93,000); research and development ($320,000); and selling, general and administrative expense ($656,000). Total share-based compensation recorded in the six-month period ended June 28, 2008 was approximately $2,094,000 and is included in cost of sales ($178,000); research and development ($620,000); and selling, general and administrative expense ($1,296,000). Total share-based compensation recorded in the three-month period ended June 30, 2007 was approximately $1,029,000 and is included in cost of sales ($111,000); research and development ($309,000); and selling, general and administrative expense ($609,000). Total share-based compensation recorded in the six-month period ended June 30, 2007 was approximately $2,122,000 and is included in cost of sales ($228,000); research and development ($615,000); and selling, general and administrative expense ($1,279,000).

(2)	The six-month period ended June 28, 2008 includes a short-term investment loss of $350,000 recorded in the first fiscal quarter.

(3)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	June 28, 2008	December 29, 2007
Assets:
Current assets:
Cash and investments	$175,803	$170,118
Accounts receivable	36,329	45,491
Inventories	43,799	42,165
Deferred taxes and other	23,212	25,952
Current assets of discontinued operations	5	28

Total current assets	279,148	283,754
Property, plant & equipment, net	29,122	29,818
Goodwill	16,621	16,377
Other assets	9,032	9,959
Noncurrent assets of discontinued operations	471	471

Total assets	$334,394	$340,379

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$5,954	$4,868
Other current liabilities	33,487	44,383
Current liabilities of discontinued operations	147	158

Total current liabilities	39,588	49,409
Deferred taxes and other noncurrent liabilities	6,905	7,502
Stockholders’ equity	287,901	283,468

Total liabilities & stockholders’ equity	$334,394	$340,379

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106